SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒    Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CBOT HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

141 West Jackson Boulevard

Chicago, Illinois 60604

March 29, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of CBOT Holdings, Inc. The Annual Meeting will be held at 3:00 p.m., Central Time, on Tuesday, May 1, 2007, at the Union League Club of Chicago, located at 65 West Jackson Boulevard, Chicago, Illinois.

At this year’s Annual Meeting, the matters to be considered by holders of our Class A common stock are the election of five directors each to serve for a two-year term expiring in 2009, the ratification of the appointment of the Company’s independent registered public accounting firm for 2007 and the transaction of such other business as may properly come before the meeting. In addition, the sole holder of our Class B common stock will elect three directors each to serve for a two-year term expiring in 2009.

We will not take any action at the Annual Meeting relating to the proposed merger with Chicago Mercantile Exchange Holdings Inc.

The board of directors has determined that approval of the proposed slate of director nominees and ratification of the appointment of an independent registered public accounting firm is in the best interest of the company and its stockholders, and has unanimously recommended a vote “FOR” election of these nominees and “FOR” ratification of the appointment of an independent registered public accounting firm. Additional information regarding the business to be conducted at the meeting is included in the attached notice of annual meeting of stockholders and the attached proxy statement.

Your directors and management look forward to personally meeting those of you who are able to attend.

Sincerely,

Charles P. Carey	BernardW. Dan
Chairman of the Board	Presidentand Chief Executive Officer

YOUR VOTE IS IMPORTANT

We urge you to vote by signing, dating and mailing the enclosed proxy card before the meeting, even if you plan to attend the meeting. You also may vote by telephone or over the Internet by following the instructions in the attached proxy statement and on the enclosed proxy card.

141 West Jackson Boulevard

Chicago, Illinois 60604

Notice of Annual Meeting of Stockholders

May 1, 2007

The Annual Meeting of Stockholders of CBOT Holdings, Inc. will be held at 3:00 p.m., Central Time, on Tuesday, May 1, 2007, at the Union League Club of Chicago, located at 65 West Jackson Boulevard, Chicago, Illinois, for the following purposes:

1.	To elect five directors by the holders of the Company’s Class A common stock;

2.	To elect three directors by the sole holder of the Company’s Class B common stock;

3.	To ratify our audit committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 fiscal year; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

You are entitled to notice of and to vote at the Annual Meeting if you were a holder of record of our Class A common stock at the close of business on March 23, 2007.

Your vote is important. We urge you to vote your shares promptly, even if you plan to attend the meeting. You may vote over the Internet, by telephone or by returning the enclosed proxy card. Specific instructions on how to vote can be found in the attached proxy statement and on the enclosed proxy card.

Our proxy tabulator, Computershare Investor Services, must receive any proxy that will not be delivered in person at the Annual Meeting by 11:59 p.m., Central Time, on Monday, April 30, 2007 for your vote to be counted. In addition, if you wish to vote by telephone or over the Internet, you may vote until 11:59 p.m., Central Time, on Monday, April 30, 2007.

By Order of the Board of Directors,

Paul J. Draths

Vice President and Secretary

March 29, 2007

Chicago, Illinois

141 West Jackson Boulevard

Chicago, Illinois 60604

Proxy Statement

GENERAL INFORMATION

This solicitation is being made on behalf of the board of directors of CBOT Holdings, Inc. This proxy statement is first being mailed to stockholders on or about March 29, 2007. In this proxy statement, we refer to CBOT Holdings, Inc. as “CBOT Holdings” or the “Company,” and we refer to our wholly owned subsidiary, the Board of Trade of the City of Chicago, Inc., as the “CBOT.” References to “we,” “us” and “our” refer to CBOT Holdings unless the context otherwise requires.

When and where is the Annual Meeting?

The Annual Meeting of Stockholders of CBOT Holdings, Inc. will be held at 3:00 p.m., Central Time, on Tuesday, May 1, 2007, at the Union League Club of Chicago, located at 65 West Jackson Boulevard, Chicago, Illinois.

Do I need identification to attend the Annual Meeting?

Yes. If you attend the Annual Meeting, you will be asked to present valid picture identification, such as a driver’s license or passport, and, if you are not a stockholder of record, evidence from your broker that you are a stockholder and are eligible to attend the meeting, such as a letter or account statement from your broker or bank. Stockholders will not be allowed to use cameras, recording devices or other electronic devices at the meeting.

Who is entitled to vote at the Annual Meeting?

All holders of our Class A common stock as of the close of business on March 23, 2007, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 52,839,473 shares of our Class A common stock outstanding. Each share of Class A common stock will be entitled to one vote at the Annual Meeting.

The holders of the Class A common stock as of the close of business as of the record date will be entitled to elect five directors to CBOT Holdings’ board of directors, to vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007 and on such other business as may properly come before the Annual Meeting. We refer to the directors to be elected by the holders of the Class A common stock as the “Parent Directors.”

In addition, we have one share of Class B common stock outstanding, which is held of record by the CBOT Subsidiary Voting Trust. The CBOT Subsidiary Voting Trust will be entitled to elect three directors to CBOT Holdings’ board of directors at the Annual Meeting. We refer to these directors as the “Subsidiary Directors.”

Are the shares of Class A common stock issued to members of the CBOT in connection with our demutualization in April 2005 entitled to vote at the Annual Meeting?

Yes. The shares of Class A common stock issued to members of the CBOT in connection with our demutualization in April 2005, which were issued in three series (Series A-1, A-2 and A-3), constitute shares of Class A common stock and therefore are entitled to be voted at the Annual Meeting by the holders of record as of the close of business on the record date.

What proposals are we being asked to vote on?

Holders of shares of Class A common stock are being asked to vote on:

•	the election of five Parent Directors, to serve for a two-year term expiring at the 2009 Annual Meeting of Stockholders; and

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.

What are Subsidiary Directors?

The Subsidiary Directors are directors of our board of directors that are in effect elected by the members of our subsidiary, the CBOT, rather than the holders of our Class A common stock.

Our board of directors and the board of directors of the CBOT are identical, both consisting of the same 17 directors. Eleven of the directors are elected by the holders of our Class A common stock, and the remaining six directors are effectively elected by the Series B-1 (Full) and Series B-2 (Associate) members of the CBOT. Both boards are divided into two classes, one class consisting of nine directors and the other class consisting of eight directors, with only one class standing for election at any particular annual meeting.

Of the eight directors to be elected at the 2007 Annual Meeting, five will be elected by the holders of the Class A common stock. The other three will be elected by the Series B-1 (Full) and Series B-2 (Associate) members of the CBOT, acting through the CBOT Subsidiary Voting Trust. Immediately prior to our 2007 Annual Meeting, the CBOT will hold its annual meeting of members. At that meeting, the Series B-1 (Full) and Series B-2 (Associate) members of the CBOT will elect three directors to the CBOT’s board of directors. The CBOT Subsidiary Voting Trust, as the sole holder of our Class B common stock, will then elect those three directors to CBOT Holdings’ board of directors. In addition, the five directors elected to our board of directors by the holders of our Class A common stock at our 2007 Annual Meeting will automatically become directors of the CBOT.

Why is this proxy statement being sent to me?

We sent you these proxy materials because our board of directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement provides information regarding the matters to be voted on at the Annual Meeting.

How do I vote?

You may vote by proxy or in person at the Annual Meeting. If you are a holder of record of our Class A common stock (that is, the shares are registered by our transfer agent directly in your own name) as of the close of business on the record date, you may submit a proxy with your voting instructions, by the respective applicable deadline shown on the accompanying proxy card, using any of the following methods:

Mail. You can vote by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this document. If you elect to vote by mail, you should vote early to ensure that your proxy card is received before the annual meeting.

Through the Internet. You can vote over the Internet by accessing the website at www.investorvote.com and following the instructions on the website. Have your proxy card in hand when you access the website because you will have to enter the control number printed on your proxy card. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card(s).

By Telephone. You can vote by telephone by calling the toll-free number 1-800-652-VOTE (8683) in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card(s).

At the Meeting. If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you must contact your broker or agent to obtain a broker’s proxy card and bring it to the Annual Meeting in order to vote.

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for Parent Director and whether your shares should be voted for or against, or abstain from voting on, the ratification of our independent registered public accounting firm.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by returning the enclosed proxy card in the accompanying envelope or casting your vote by telephone or over the Internet. Voting by proxy will not affect your right to attend the meeting and vote your shares in person.

Our proxy tabulator, Computershare Investor Services, must receive any proxy that will not be delivered in person at the Annual Meeting by 11:59 p.m., Central Time, on Monday, April 30, 2007 for your vote to be counted. In addition, if you wish to vote by telephone or over the Internet, you may vote until 11:59 p.m., Central Time, on Monday, April 30, 2007.

What if I return my proxy card but do not provide voting instructions?

If you sign, date and return the proxy card without indicating your instructions on how to vote your shares, the proxies will vote your shares “FOR” each of the nominees for Parent Director, “FOR” the ratification of our independent registered public accounting firm and in their discretion on any other matter that may properly come before the Annual Meeting. At the time this proxy statement went to press, we knew of no matters to be addressed at the Annual Meeting beyond those described in this proxy statement.

Can I change my mind after I vote?

Yes. If you attend the Annual Meeting, you may change your vote at any time before the voting closes at the meeting. If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in the following ways:

•	You may notify the Secretary in writing prior to the Annual Meeting that you revoke your proxy;

•	You may sign and deliver another proxy with a later date;

•	You may vote by telephone or over the Internet at a later date; or

•	You may attend the meeting and vote in person.

Your most recent vote is the one that is counted. Simply attending the Annual Meeting will not automatically revoke your proxy. You must vote in person at the meeting in order to revoke your proxy. If you do not attend the Annual Meeting, your vote or revocation must be received by our proxy tabulator, Computershare Investor Services, by 11:59 p.m., Central Time, on Monday, April 30, 2007 to be effective. If you wish to vote by telephone or over the Internet, your vote must be made before 11:59 p.m., Central Time, on Monday, April 30, 2007.

Our proxy tabulator, Computershare Investor Services, must receive any proxy that will not be delivered in person at the Annual Meeting by 11:59 p.m., Central Time, on Monday, April 30, 2007 for your vote to be counted. In addition, if you wish to vote by telephone or over the Internet, you may vote until 11:59 p.m., Central Time, on Monday, April 30, 2007.

How many votes must be present to hold the Annual Meeting?

Your shares will be counted as present at the Annual Meeting if you attend the meeting and vote in person, if you properly return a proxy card or if you vote by telephone or over the Internet and don’t revoke your proxy. In order for us to conduct the meeting, stockholders possessing at least one-third of the shares entitled to vote at the Annual Meeting as of March 23, 2007, must be present. This is referred to as a quorum.

Proxies marked “withhold” or “abstain” and “broker non-votes” are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item under the rules of the New York Stock Exchange (the “NYSE”) and has not received instructions from the beneficial owner. Typically, however, brokers are permitted by the NYSE to vote for the election of directors and the ratification of the appointment of accountants if they have not received instructions from the beneficial owner.

To ensure that there will be a quorum, please vote before the Annual Meeting and allow your shares to be represented at the meeting by your proxies. Voting before the Annual Meeting will not prevent you from voting in person at the meeting. If you vote in person at the meeting, your previous vote will be revoked automatically.

How many votes are needed to approve the various proposals?

Assuming a quorum is present, the nominees for Parent Director will be elected by a plurality of the votes cast by the holders of the Class A common stock at the Annual Meeting. This means that the five Parent Director nominees who receive the greatest number of votes will be elected as directors. Broker non-votes and instructions to withhold authority to vote for one or more nominees are not counted for this purpose and will not affect the outcome of this election.

The nominees for Subsidiary Director will be elected by the vote of the CBOT Subsidiary Voting Trust as the sole holder of our Class B common stock.

Assuming a quorum is present, ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants will require the affirmative vote of a majority of the votes cast by holders of our Class A common stock at the Annual Meeting. Abstentions and broker non-votes will not be considered as votes cast and therefore will have no effect on the voting on this matter.

Who will pay the costs of soliciting proxies by CBOT Holdings?

We will bear the costs of soliciting proxies for the Annual Meeting. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic communication by directors, officers or other employees of ours. Directors, officers and other employees who participate in soliciting proxies will not receive any additional compensation from us for doing so. Upon request, we will reimburse brokers, banks, custodians and other nominee record holders for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals who are the beneficial owners of our Class A common stock as of the record date.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is composed of 17 members and is divided into two classes, Class 1 and Class 2, each of whose members serve for a staggered two-year term. At each Annual Meeting of Stockholders, the term of one class of directors expires, and the stockholders vote at that meeting to elect the directors nominated for that expiring class to hold office for a two-year term.

At this year’s Annual Meeting, eight Class 2 directors will be elected. Of the eight directors to be elected at the Annual Meeting, five will be “Parent Directors” that will be elected by the holders of our Class A common stock, and three will be “Subsidiary Directors” that will be elected by the CBOT Subsidiary Voting Trust, as the sole holder of our Class B common stock. If elected, each director’s term will last until the 2009 Annual Meeting of Stockholders or until he or she is succeeded by another qualified director who has been elected or appointed by the board of directors.

Nominees for Parent Director

Your proxies will vote for each of the five nominees for Parent Director set forth below unless you specifically withhold authority to vote for a particular nominee. We have no reason to believe that any of the nominees listed below will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling to serve for any reason, our board may substitute another nominee upon the recommendation of our nominating committee. The following nominees were nominated based on the recommendation of our nominating committee.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE FIVE PARENT DIRECTOR NOMINEES DESCRIBED BELOW.

Name and Age	For a Term Expiring	Background
Charles P. Carey (53)	2009	Mr. Carey was elected as Chairman of the Board in March 2003 and re-elected in March 2005. He also serves on the executive committee (chair) and has been a member of the CBOT since 1978. Mr. Carey is a partner in the firm Henning and Carey, a commodity trading firm. He holds one Series B-1 (Full) membership in the CBOT.

John E. Callahan (65)	2009	Mr. Callahan has served as a director since March 2002 and is chair of the compensation committee as well as vice chair of the CBOT regulatory compliance committee. He is currently an independent trader. From December 1999 to July 2001, Mr. Callahan was a Managing Member of Callahan DPM, LLC at the CBOE. Mr. Callahan holds one Series B-1 (Full) membership in the CBOT.

James E. Cashman (53)	2009	Mr. Cashman has served as a director since March 2005 and is a member of the compensation committee. Mr. Cashman has been a member of the CBOT since 1977 and is currently an independent trader. Mr. Cashman previously served on the CBOT board of directors from 1996 to 2001. Mr. Cashman holds one Series B-1 (Full) membership in the CBOT.

Name and Age	For a Term Expiring	Background
James A. Donaldson (62)	2009	Mr. Donaldson has served as a director since March 2004 and is a member of the compensation committee. Mr. Donaldson has been a member of the CBOT since 1968 and is currently an independent trader. From 1973 to 1981, he was a general partner of Kelly Grain Company. From 1981 to 1985, he held the positions of Executive Vice President and Secretary of Kelly Commodities, Inc. Mr. Donaldson holds one Series B-1 (Full) membership in the CBOT.

C.C. Odom, II (64)	2009	Mr. Odom II has served as a director since March 2002, and is a member of the executive committee, the audit committee, the nominating committee (chair), the CBOT lessors committee (chair) and the AMPAC steering committee (chair). Mr. Odom has been an independent member/trader since 1973. He is the founder and sole proprietor of Odom Investments, which he founded in 1968, CCO Venture Capital, which he founded in 1991 and ran until 2001 and Argent Venture Capital, which he founded in 2001. He is also a co-founder and principal in Frontier Healthcare, LLC. Mr. Odom holds one Series B-1 (Full) membership in the CBOT.

Candidates for Subsidiary Director

The following individuals are candidates for election as “Subsidiary Directors.” The CBOT Subsidiary Voting Trust is the only holder entitled to vote for the election of the Subsidiary Directors, and the CBOT Subsidiary Voting Trust will vote for the two Series B-1 (Full) members and one Series B-2 (Associate) member that receive the most votes for election at the CBOT’s annual meeting of members, which will take place just prior to the Company’s Annual Meeting.

YOU ARE NOT BEING ASKED TO VOTE ON THE SUBSIDIARY

DIRECTOR CANDIDATES DESCRIBED BELOW.

Series B-1 (Full) Member Candidates

The two Series B-1 (Full) member candidates that receive the most votes at the CBOT’s annual meeting of members will become directors of the CBOT and the Company. Messrs. Cermak and Coan were nominated based on the recommendation of the CBOT’s nominating committee.

Name and Age	For a Term Expiring	Background
Mark E. Cermak (55)	2009	Mr. Cermak has served as a director since January 2000, is a member of the executive, compensation and nominating committees, and is chair of the CBOT regulatory compliance committee. He was President, Futures Division, of O’Connor & Co. LLC, a clearing member of the CBOT from January 1995 until the February 2006 acquisition of O’Connor by Fortis Bank, and currently serves as Director, Execution Services, Fortis Clearing Americas. Mr. Cermak holds one Series B-1 (Full) membership in the CBOT.

Name and Age	For a Term Expiring	Background
Brent M. Coan (42)	2009	Mr. Coan has served as a director since March 2004. Mr. Coan has been a member of the CBOT since 1989 and is currently an independent trader. From 1991 to 2001, he was President of Harbour Management, Inc., a commodity trading advisory firm. Mr. Coan holds one Series B-1 (Full) membership in the CBOT.

Series B-2 (Associate) Member Candidate

The one Series B-2 (Associate) member candidate that receives the most votes at the CBOT’s annual meeting of members will become a director of the CBOT and the Company. Dr. Wolin was nominated based on the recommendation of the CBOT’s nominating committee.

Name and Age	For a Term Expiring	Background
Charles M. Wolin (61)	2009	Dr. Wolin has served as a director since March 2005 and is a member of the CBOT regulatory compliance committee. Dr. Wolin has been a member of the CBOT since 1980 and is currently an independent trader. He holds one Series B-2 (Associate) membership in the CBOT.

Continuing Directors

Set forth below is information about our directors who are not standing for election at the Annual Meeting.

Name and Age	Term Expires	Background
Jackie M. Clegg (45)	2008	Ms. Clegg was elected to serve as a director in May 2006 after having been appointed by the board of directors to serve as a director in September 2003, and is chair of the audit committee. Ms. Clegg has served as the Managing Partner of the strategic consulting firm, Clegg International Consultants, LLC, since August 2001. From 1997 through July 2001, Ms. Clegg was Vice Chair of the Board of Directors and First Vice President of the Export-Import Bank (Ex-Im Bank), where she also held the position of Chief Operating Officer from 1999 through September 2000. Ms. Clegg serves on the boards of directors and audit committees of Blockbuster Inc., Brookdale Senior Living, Inc. and Cardiome Pharma Corp. Ms. Clegg also serves on the board of directors and as chair of the audit committee for Javelin Pharmaceuticals, Inc.

Robert F. Corvino (49)	2008	Mr. Corvino was elected as a director and re-appointed as Vice Chairman of the Board in May 2006. He has served as a director since January 2000. He is also a member of the executive committee. Mr. Corvino was a member of RCH Trading LLC, a registered broker-dealer from May 2000 to December 2005. Mr. Corvino is currently an independent trader. He holds one Series B-1 (Full) membership in the CBOT.

Name and Age	Term Expires	Background
Bernard W. Dan (46)	2008	Mr. Dan was elected to serve as a director in May 2006 after having been appointed by the board to serve as President and Chief Executive Officer in November 2002 and served as a non-voting director from 2002 to October 2005 and as a voting director since October 2005. He is a member of the executive committee. Mr. Dan served as an Executive Vice President from July 2001 until November 2002. From 1985 until July 2001, Mr. Dan worked in a number of different senior capacities for Cargill Investor Services Inc. and its affiliates, including Asia Pacific Regional Head, Head of Global Execution and, most recently, President.

Larry G. Gerdes (58)	2008	Mr. Gerdes was elected to serve as a director in May 2006 after having been appointed by the board of directors to serve as a director in February 2005, and is a member of the audit committee and the nominating committee. Mr. Gerdes has served as Chairman of Transcend Services, Inc., an Atlanta-based medical transcription company, since May 2000 and Chief Executive Officer since May 1993. Mr. Gerdes also currently serves as President of Transcend Services, Inc. He is also a general partner of both Gerdes Huff Investments, an Atlanta-based private investment firm, and Sand Hill Financial Company, a venture capital partnership located in Menlo Park, California. Mr. Gerdes is on the board of directors of Alliance Healthcard, Inc. and two not-for-profit organizations, and serves on the Dean’s Advisory Council at the Kelley School of Business at Indiana University.

James P. McMillin (48)	2008	Mr. McMillin was elected to serve as a director in May 2006. He has served as a director since January 2000 and is a member of the compensation committee. Mr. McMillin has been a member of the CBOT since 1981. Since May 2003, Mr. McMillin has served as Vice President, Municipal Bond Sales and Trading, Raymond James & Associates, Inc., a financial services company. From July 2001 to May 2003, he served as Area Director for CSI, Inc., a software engineering company. From August 2000 to July 2001, Mr. McMillin served as an Account Sales Manager at Comdisco Inc., a provider of equipment leasing and network services, data protection and financial and technology management. Prior to that time, Mr. McMillin traded financial futures at the CBOT. Mr. McMillin is a director of Hinsdale Bank and Trust, a community bank, and Tricom Funding, Inc., a financing and administrative services company. He holds one Series B-2 (Associate) membership in the CBOT.

Joseph Niciforo (46)	2008	Mr. Niciforo was elected to serve as a director in May 2006, and is a member of the executive committee. He has served as the Chairman of Twinfields Capital Management, a global fixed income hedge fund located in Greenwich, Connecticut, since August 2004. He has also been a partner, with Charles P. Carey, in the firm Henning and Carey since March 2007. Previously, Mr. Niciforo was Managing Director-U.S. Fixed Income and a partner in Tudor Investment Corporation from 2000 to August 2004. Mr. Niciforo previously served as a director of the CBOT from 1998 to 2001. He holds one Series B-1 (Full) membership in the CBOT.

Name and Age	Term Expires	Background
John L. Pietrzak (51)	2008	Mr. Pietrzak was elected to serve as a director in 2006, and is a member of the audit committee. He has served as Managing Partner, Longwood Partners, a private equity firm, since 2002 and as General Partner, Sparta Group, a proprietary trading group, since 1997. Mr. Pietrzak previously served on the CBOT’s board of directors from 1993 to 1995. Mr. Pietrzak holds two Series B-1 (Full) memberships in the CBOT.

Christopher Stewart (49)	2008	Mr. Stewart was elected to serve as a director in May 2006. He has served as Chief Executive Officer of Gelber Group LLC, a clearing member firm, since 2000 and has been employed by Gelber Group since 1983. The Gelber Group and its affiliates hold four Series B-1 (Full) memberships, one Series B-2 (Associate) membership, one Series B-4 (IDEM) membership and one Series B-5 (COM) membership in the CBOT.

Michael D. Walter (57)	2008	Mr. Walter was elected to serve as a director in May 2006 after previously having served as a director since January 2000. He is a member of the audit committee and the compensation committee. Mr. Walter is president of Mike Walter & Associates, a risk management consulting firm and formerly was Senior Vice President of Trading and Procurement Management of ConAgra Foods, Inc. From February 1989 to September 1996, Mr. Walter was President of ConAgra Specialty Grain Cos. He is also on the board of directors of Changing World Technologies, Agro Tech Foods India and Hunts/Chalkis China. He is also a member of the business advisory board of both the University of Nebraska at Omaha and Creighton University.

CORPORATE GOVERNANCE

We are committed to the use of sound corporate governance principles and practices in the conduct of our business. The board of directors has adopted Corporate Governance Guidelines to address certain fundamental corporate governance issues. The Corporate Governance Guidelines provide a framework for governance activities and initiatives and cover, among other topics, director independence and qualifications, board and committee composition and evaluation, board access to members of management and independent outside advisors, board meetings (including meetings in executive session without management present), succession planning and receipt of concerns or complaints, including those relating to accounting matters. The Corporate Governance Guidelines are included under “Corporate Governance” as part of the “Investor Relations” section of our website, www.cbot.com. Neither the Corporate Governance Guidelines nor any other information on or available through our website is incorporated by reference in, or considered to be part of, this proxy statement.

Code of Conduct and Conflict of Interest Policy

Our board of directors also has adopted a Code of Business Conduct and Ethics, which we refer to as our Code of Conduct. The Code of Conduct applies to all directors, officers and employees, and covers topics such as compliance with laws and regulations, proper use of our assets, treatment of confidential information, ethical handling of actual or apparent conflicts of interest, accurate and timely public disclosures, prompt internal reporting of violations and accountability for adherence to our guidelines. Our board of directors has also adopted a Conflict of Interest Policy that applies to transactions in which a director or a member of his or her immediate family has an actual or potential conflict of interest. The Conflict of Interest Policy requires directors to notify the board and our chief legal officer of the existence and nature of any direct or indirect material financial interest in any proposed rule change or transaction, contract or arrangement with us. The board then determines whether a conflict of interest exists and whether to recommend that the director abstain from voting on the matter. Copies of the Code of Conduct and the Conflict of Interest Policy are included under “Corporate Governance” as part of the “Investor Relations” section of our website, www.cbot.com.

Director Independence

Our Corporate Governance Guidelines require that the Board be comprised of at least a majority of independent directors. For a director to be considered independent under the listing standards of the NYSE, the Board must affirmatively determine that a director has no direct or indirect material relationship with the Company. The Board has adopted categorical independence standards, which are attached to this proxy statement as Appendix A, to assist the Board in making its determinations regarding independence. These standards are in addition to the independence standards set forth in the rules of the NYSE. They specify the criteria by which the independence of our directors will be determined, including relationships and transactions between each director, any member of his or her immediate family, his or her affiliates, charitable organizations with which he or she is affiliated, and us. Our categorical independence standards provide that a director who acts as a floor broker, floor trader, employee or officer of a futures commission merchant, CBOT clearing member firm or other similarly situated person that intermediates transactions in or otherwise uses CBOT products and services shall be presumed to be “independent” if he or she otherwise satisfies all of the other independence standards applicable to us.

The board has determined that, except as described below, each of our directors is “independent” as defined by the NYSE and our categorical independence standards. Mr. Dan, our President and Chief Executive Officer, was not classified as “independent” due to his employment with the Company. Also, Mr. Niciforo was not classified as “independent” because his brother is a partner of Deloitte Consulting, LLP, an affiliate of Deloitte & Touche LLP, our registered independent public accounting firm.

Executive Sessions

In accordance with our Corporate Governance Guidelines, the board regularly meets in executive session without management or any employee director present. The Chairman of the Board presides over these sessions.

Self-Evaluation

In accordance with our Corporate Governance Guidelines, the board and each of its standing committees performed an annual self-assessment in 2006 to review their effectiveness.

Board and Committee Meeting Attendance

Our board of directors held 19 meetings during 2006. In addition to meetings of the full board, directors also attended meetings of board committees on which they serve. Each incumbent director attended at least 94% of the board meetings and meetings of the board committees of which he or she was a member during the 2006 fiscal year.

Board Committees

The board of directors has four standing board committees: audit, compensation, executive and nominating. Each of the audit, compensation and nominating committees operates under a written charter adopted by the board. These charters are included under “Corporate Governance” as part of the “Investor Relations” section of our website, www.cbot.com.

Executive Committee

The executive committee consists of Messrs. Carey (chair), Corvino, Cermak, Dan, Niciforo and Odom. The executive committee exercises the authority of the full board of directors when the board is not in session, except as required by our amended and restated certificate of incorporation or bylaws or applicable law. The executive committee held 14 meetings in 2006.

Audit Committee

The audit committee consists of Ms. Clegg (chair) and Messrs. Gerdes, Odom, Pietrzak and Walter. Each of the members of the audit committee is independent within the meaning of SEC rules and regulations, applicable NYSE listing standards and our bylaws. The board had determined that Ms. Clegg and Mr. Gerdes are “audit committee financial experts” within the meaning of SEC rules and regulations.

The audit committee is responsible for, among other things, recommending and hiring the independent registered public accounting firm to conduct an annual audit of the financial statements and internal control over financial reporting of CBOT Holdings, approving the scope of such audits, reviewing financial reporting systems and controls, reviewing the audit findings and management’s response to those findings and ensuring the effectiveness of the independent registered public accounting firm and the internal financial staff and internal audit. The audit committee held 11 meetings in 2006.

Compensation Committee

The compensation committee consists of Messrs. Callahan (chair), Cashman, Cermak, Donaldson, McMillin and Walter. Each of the members of the compensation committee is independent within the meaning of applicable NYSE listing standards and our bylaws.

The compensation committee is responsible for, among other things, reviewing and recommending to the board of directors the total compensation for our directors; establishing the total compensation package provided to, and other terms of employment of, the President and Chief Executive Officer; reviewing and recommending to the board of directors the creation and/or revision of incentive compensation plans and equity incentive plans; establishing the design of the benefit plans that pertain to the board of directors, the President and Chief Executive Officer and other senior executive officers who report directly to the President and Chief Executive Officer; reviewing development and succession plans and evaluating the performance of the President and Chief Executive Officer. The compensation committee held 16 meetings in 2006.

Nominating Committee

The nominating committee consists of Messrs. Odom (chair), Cermak and Gerdes. Each of the members of the nominating committee is independent within the meaning of applicable NYSE listing standards and our bylaws.

The nominating committee reviews the qualifications of potential candidates and proposes to the board of directors for their review and approval nominees for vacant positions or positions expected to be vacant on the board of directors. The nominating committee is also responsible for nominating individuals to serve as members of the nominating committee. Although the nominating committee recommends nominees to the board of directors, the board of directors exercises its own judgment in approving nominees to serve as directors. The nominating committee held 14 meetings in 2006.

Other Committees

In addition to these committees, CBOT Holdings and the CBOT may maintain certain other board and non-board committees, including regulatory, disciplinary and membership committees at the CBOT. CBOT Holdings and the CBOT may create additional non-board advisory bodies and other non-board committees composed of directors, officers and stockholders or members, as appropriate.

Consideration of Director Nominees

Our board seeks directors from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. In selecting candidates, the nominating committee considers, among other criteria, the character, background and professional experience of candidates. Prior experience and familiarity with the derivatives industry are among the relevant criteria. Each nominee should possess good judgment and an inquiring and independent mind. Each nominee should also possess a reputation for the highest personal and professional ethics, integrity and values. The nominating committee, comprised entirely of directors who are “independent” under NYSE listing standards, reviews the qualifications and backgrounds of potential directors and recommends to the board the slate of Parent Director nominees to be nominated for election at the Annual Meeting of Stockholders.

The nominating committee solicits candidates from its current directors and, if deemed appropriate, may retain recruiting professionals to identify and evaluate candidates. The nominating committee will also consider Parent Director nominees recommended by stockholders and submitted in writing, accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information and evidence of consent of the proposed nominee to serve as a director if elected. Recommendations should be addressed to the nominating committee, in care of the Secretary, CBOT Holdings, Inc., 141 West Jackson Boulevard, Suite 600, Chicago, Illinois 60604. Stockholder nominations also must comply with the advance notice provisions of our bylaws, which are described in this proxy statement under the heading “Stockholder Proposals for 2008 Annual Meeting.” In considering a stockholder recommendation, the nominating committee may seek input from an independent advisor, legal counsel and/or other directors, as appropriate, and will reach a conclusion using its standard criteria. A copy of our nominating committee’s charter is available on our website.

Communications with the Board of Directors

Any interested party who desires to contact the Chairman of the Board or the other members of the board of directors may do so by writing to the Chairman or other members of the board of directors care of the Secretary of CBOT Holdings, Inc., 141 West Jackson Boulevard, Suite 600, Chicago, Illinois 60604. All such written communications will be collected by Paul J. Draths, Vice President and Secretary of CBOT Holdings, Inc., and delivered in the form received to the Chairman of the Board or, if so addressed or deemed appropriate based on the facts and circumstances outlined in the communication, to another member of the board or a chair of one of its standing committees. However, unsolicited advertisements, invitations or promotional materials may not be forwarded to directors, in the discretion of the Secretary.

Reporting Concerns to the Audit Committee

Concerns or complaints regarding our accounting, internal accounting controls or auditing matters may be communicated directly to the audit committee on a confidential and anonymous basis and may be submitted in writing or reported by telephone. Written communications may be submitted to the chairperson of the audit committee, at the address set forth on our website. Telephone reports may be made by our employees via a toll-free hotline number that is provided to all employees.

Attendance at Annual Meetings

We strongly encourage, but do not require, our directors to attend the Annual Meeting. At our 2006 Annual Meeting, 12 of our 17 directors were in attendance.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides an overview and analysis of our executive compensation policies and programs, the compensation decisions material to an understanding of our policies and programs, and the material factors and rationale considered in making those decisions. This discussion is intended to put in context the information in the tables that follow, each of which contains detailed information on the compensation granted, earned or paid during 2006 to our named executive officers (NEOs), who are our Chief Executive Officer (“CEO”), our Senior Vice President and Chief Financial Officer and the next three most highly compensated executive officers.

Objectives of Our Compensation Program

Our objective is to have a compensation program that will allow us to attract and retain a highly-qualified management team, reward outstanding performance, motivate them to achieve our business objectives, and align their interests with those of our stockholders. To accomplish these objectives, the Compensation Committee approved the Chicago Board of Trade Compensation Philosophy and Objectives (“Compensation Philosophy”) in September 2006, which establishes the following principles regarding compensation of our executive officers and other members of our management team:

•	Provide a pay opportunity that is significantly dependent upon company performance through variable pay rather than fixed pay based upon continued service only;

•	The amount that is variable versus fixed should vary by executive, with the higher the executive’s rank, the higher the proportion that is variable;

•

Provide a pay opportunity that is targeted at the median of competitive practice, with the additional opportunity for pay higher than the median if company performance is higher than targeted performance;

•	Determine competitive practice by reference to relevant benchmarks in industry and executive pay surveys, as well as by reference to peer group practices;

•	Make a portion of the pay opportunity, including annual bonus and adjustments to base salary, dependent on individual performance measures;

•	Except in the case of new hires, make equity-based awards on an annual basis, and to the extent awards are made, make them as close as possible to the same day each year; and

•	To the extent possible, balance the cost to the company of executive compensation programs to the potential value of such programs to the participants.

Determining Executive Compensation

The Board of Directors bears the ultimate responsibility for approving the compensation of our NEOs. Among other things, the Compensation Committee is responsible for:

•	Setting the compensation of the Company’s CEO and the Company’s other senior executive officers, including the NEOs;

•	Administering the Company’s equity incentive plan;

•	Developing and recommending to the Board of Directors total compensation for directors;

•	Reviewing development and succession plans;

•	Evaluating the performance of the CEO; and

•	Approving any employment agreement, severance arrangements, retirement arrangements, change in control agreements or provisions, and any special or supplemental benefits for the CEO and each NEO.

Its duties and responsibilities are set forth in the Compensation Committee charter adopted by our Board of Directors, which is available in the Investor Relations section of our website at www.cbot.com. The Compensation Committee currently consists of six directors, each of whom is independent within the meaning of applicable NYSE listing standards and the Company’s bylaws.

To act as its advisor, the Compensation Committee has retained Watson Wyatt Worldwide (Watson Wyatt), a human resources consulting firm. Watson Wyatt is retained directly by, and at the discretion of, the Compensation Committee.

The CEO provides his recommendations regarding compensation matters involving the other NEOs to the Compensation Committee. From time to time, the CEO may consult with Watson Wyatt to obtain competitive information regarding compensation levels at peers or surveyed companies before submitting his recommendations to the Committee. The Compensation Committee independently determines the performance of the CEO and establishes his compensation levels.

Use of Market and Survey Data

Compensation levels for executive officers for 2006, as determined and approved by the Compensation Committee in December 2005, were partly determined through a comparative analysis of the compensation levels, programs and practices at other companies that we believe are comparable. For this analysis in 2005, we used two sets of data for these purposes. Watson Wyatt assembled a peer group of nine companies from the exchange and clearing industries which we believe we compete with for executive talent. The companies in this peer group, which was approved by the Compensation Committee, are Chicago Mercantile Exchange Holdings, Euronext, International Securities Exchange, Investment Technology, Knight Trading Group, LaBranche & Co., The Nasdaq Stock Market, New York Mercantile Exchange and The NYSE Group. The second set of data was from published and private surveys of compensation at companies outside of our industry that we believe are comparable based on industry scope and revenues. The Compensation Committee used the peer group as a benchmark in setting executive compensation, and used the second set of data to evaluate the peer group compensation in relation to a broader set of comparable companies.

As a result of this analysis, the Compensation Committee adopted a compensation program for senior executives designed to keep “total direct compensation”—defined as base salary, annual cash incentive awards, and the expected value of long-term incentives (stock options and restricted stock awards)—at or near the median of our peer group. Prior to our October 2005 initial public offering, we had not granted equity compensation awards to our executive officers. As a result of our December 2005 review of executive compensation and the addition of an equity compensation component to our compensation program, in most cases the new program resulted in a downward adjustment of base salaries, effective beginning in 2006. The majority of the equity-based awards for 2006 were made in connection with our initial public offering in October 2005.

Determining Pay Mix and Target Levels

As noted above, our Compensation Philosophy is to provide a pay opportunity that is largely dependent upon company performance through variable pay rather than fixed pay based upon continued service only. For variable elements of compensation, which includes annual cash incentive compensation and the expected value of long-term incentives, our Compensation Philosophy is to provide a pay opportunity that is generally targeted at the median of our peer group, with the additional opportunity for pay higher than the median if company performance is higher than targeted performance.

Regarding the pay mix, the percentage of pay that is variable versus fixed should vary by executive, with the higher the executive’s rank the higher the proportion that is variable. As described above, 2006 was the first year during which the Company implemented its new compensation program for senior executives that, in most cases, resulted in a downward adjustment of base salaries, which were supplemented with the introduction of equity-based awards.

The individual performance of each executive affects on an annual basis adjustments to base salary, as well as bonuses under the annual cash incentive plan. Salary adjustments are based on the executive’s individual performance and contribution to achieving specific departmental or overall business goals, in the case of the CEO as assessed by the Compensation Committee and in the case of the CEO’s direct reports as assessed by the CEO, subject to the review and approval of the Compensation Committee. At present, each executive’s opportunity under the annual incentive plan, other than the CEO’s, is based 75% on company financial performance and 25% on specific individual objectives. For the CEO, the annual incentive opportunity is based 80% on company financial performance and 20% on specific individual objectives. Unsatisfactory individual performance can result in the failure to earn all or a portion of the individual performance component of the annual incentive opportunity.

Elements of Our Compensation Program

Our executive compensation program consists primarily of the following integrated components: base salary, annual cash incentives, and the expected value of long-term incentives (stock options and restricted stock awards). The program also includes perquisites and severance and change in control benefits.

Base Salary

Base salary provides our NEOs with a level of compensation consistent with their skills, experience and contributions in relation to comparable positions at companies in our peer group. Annual salary adjustments are based on the executive’s individual performance, contribution, tenure and experience, in the case of the CEO as assessed by the Compensation Committee and in the case of the CEO’s direct reports as assessed by the CEO, subject to the review and approval of the Compensation Committee.

As discussed above, to support the introduction of a performance-based compensation program, while keeping total direct compensation opportunity at approximately the median level of our peer group, the Compensation Committee adjusted certain salaries downward effective January 2006.

For the 2007 calendar year, the Compensation Committee determined in November 2006 to keep salaries at their 2006 levels. This decision was based on the conclusion that current salaries approximate the market median, and by a desire to keep total direct compensation at or near the median level of our peer group.

The following table sets forth base salary levels for our NEOs for 2005, 2006 and 2007:

Named Executive Officer and Title	2005		2006		2007
Bernard W. Dan, President and CEO	$950,000		$800,000		$800,000
Bryan T. Durkin, Executive Vice President and Chief Operating Officer	$500,000		$425,000		$425,000
Christopher Malo, Executive Vice President of Marketing, Sales and Business Development	$375,000	*	$375,000		$375,000
Kevin J. P. O’Hara, Chief Administrative Officer/Chief Strategy Officer			$600,000	*	$600,000
Glen M. Johnson, Senior Vice President and Chief Financial Officer	$300,000		$300,000		$300,000

*	Annualized Salary

Annual Cash Incentive Awards

Annual cash incentive awards provide a direct link between executive compensation and the company’s annual performance. Unlike base salary, which is fixed, our executives’ annual bonus opportunity is at risk based on how well the company and the executive perform. These awards for 2006 were granted under our 2006 Annual CBOT Cash Incentive Award Plan (the “Annual Plan”).

Under the Annual Plan, each NEO is assigned a target award opportunity that approximates the median of our peer group’s annual cash incentives for employees in similar positions. By setting this target, the Compensation Committee intends to achieve a compensation program under which target performance yields median payouts, while exemplary performance yields maximum payouts under the Annual Plan. Unsatisfactory individual performance can result in the failure to earn all or a portion of the individual performance component of the annual incentive opportunity.

For 2006, each executive’s opportunity under the Annual Plan, other than the CEO, was based 75% on company financial performance and 25% on specific individual objectives. For the CEO, pursuant to his employment agreement (discussed below), his opportunity was based 80% on company financial performance and 20% on specific individual objectives.

For each NEO other than the CEO and Mr. O’Hara, the target bonus amount was 50% of base salary, with a range of potential award opportunities from 25% of base salary if threshold performance goals were achieved to 100% of base salary if maximum performance goals were achieved. For the CEO and Mr. O’Hara, the target bonus was 100% of base salary, with a range of potential award opportunities from 50% of base salary if threshold performance goals were achieved to 200% of base salary if maximum performance goals were achieved.

•

Company-Based Performance Objectives: The financial goal for 2006, as approved by the Compensation Committee and the Board of Directors in December 2005, was based on pre-tax cash earnings, which is income from operations, plus depreciation and amortization, incentive compensation and certain merger-related expenses, less capital expenditures. The Compensation Committee adopted pre-tax cash earnings as the principal financial measure under the Annual Plan because it approximates free cash flow and provides a common measurement to benchmark competing companies within the financial services sector. We believe this is the most accurate indicator of annual corporate performance for a company in the exchange industry. The threshold, target and maximum levels of financial performance were established with reference to overall business plan financial goals, with threshold, target and maximum performance based on achievement of 80%, 100% and 120% of budgeted 2006 pre-tax cash earnings of $267 million.

•

Individual Performance Objectives. Individual performance is directly reflected in what each executive receives as an award. This element of performance assesses an executive’s contribution to our achievement of the financial performance goals, plus his or her achievement of individual performance objectives set at the beginning of the year by mutual agreement between each NEO and the Chief Executive Officer (or, in the case of the CEO, the CEO and the Compensation Committee) that may include both quantifiable objectives and subjective measures.

Our 2006 pre-tax cash earnings of $327 million exceeded the maximum financial performance level in the Annual Plan, resulting in a maximum payout for company-based performance objectives for all participants. Near the conclusion of 2006, the CEO assessed the extent to which each NEO achieved the individual performance goals, which determination was approved by the Compensation Committee. In addition, in December 2006 the Compensation Committee assessed the extent to which the CEO achieved his individual performance goals for 2006. Payments under the Annual Plan for 2006 for each NEO are set forth below:

Named Executive Officer and Title	2006
Bernard W. Dan, President and CEO	$1,600,000
Bryan T. Durkin, Executive Vice President and Chief Operating Officer	$425,000
Christopher Malo, Executive Vice President of Marketing, Sales and Business Development	$375,000
Kevin J.P. O’Hara, Chief Administrative Officer/Chief Strategy Officer	$900,000
Glen M. Johnson, Senior Vice President and Chief Financial Officer	$300,000

The Annual Plan is intended to pay “performance-based compensation” exempt from Internal Revenue Code (“Code”) section 162(m), thus allowing the Company the full federal tax deduction otherwise permitted for such compensation.

Long-Term Incentives

We believe providing a long-term incentive opportunity to our NEOs properly motivates and rewards them and assists with their retention. By aligning financial rewards with the economic interests of our shareholders, NEOs are encouraged to work toward achieving our long-term strategic objectives. To facilitate this goal and in connection with our initial public offering of October 18, 2005, the Company adopted the 2005 Long-Term Equity Incentive Plan (“Equity Plan”) , which permits the granting of several types of equity-based compensation awards. The following discussion details the grants made by the Compensation Committee in 2005 for 2006, for and in 2006 and in 2006 for 2007.

2006 Grant:

To increase the portion of pay that was variable versus fixed and to offset the salary decreases received by certain NEOs (discussed above), the Compensation Committee at its December 13, 2005 meeting authorized the following stock option grants on the first business day of 2006 to the following NEOs:

Named Executive Officer and Title
Bryan T. Durkin, Executive Vice President and Chief Operating Officer	8,000
Christopher Malo, Executive Vice President of Marketing, Sales and Business Development	4,000
Glen M. Johnson, Senior Vice President and Chief Financial Officer	5,000

In accordance with the Equity Plan, the exercise price for these options is $93.76 per share, which is the closing price of the Company’s Class A Common Stock on the New York Stock Exchange on December 30, 2005, the last trading day immediately preceding the date of grant. The Compensation Committee determined that the vesting would be in equal installments over a four year period with each installment vesting on the one, two, three, and four year anniversary of the grant date. The grant terms also provided that vesting would accelerate upon a change in control of the Company.

For similar reasons, the Compensation Committee in January 2006 authorized an award of 10,000 shares of restricted stock to the CEO. These awards vest in equal annual installments on the last day of 2006, 2007 and 2008. The vesting accelerates upon a change in control of the Company.

Upon his hiring in May 2006, Mr. O’Hara received grants of 5,000 stock options and 15,000 shares of restricted stock. The option has an exercise price of $102.09 per share, which is the closing price of the Company’s Class A Common stock on the New York Stock Exchange on the day immediately preceding the date of grant. The options and shares of restricted stock vest in four equal annual installments on the first four anniversaries of the date of grant, and shall fully vest upon a change in control of the Company.

2007 Grant:

To maintain competitive compensation levels and to reward the executive team for value creation during 2006, during its November 2006 meeting, the Compensation Committee considered the need to provide additional equity grants to NEOs effective for the 2007 year, and authorized grants to be made on January 2, 2007, to the following NEOs:

Named Executive Officer and Title	2007
Bryan T. Durkin, Executive Vice President and Chief Operating Officer	6,000
Kevin J.P. O’Hara, Chief Administrative Officer/Chief Strategy Officer	5,000
Christopher Malo, Executive Vice President of Marketing, Sales and Business Development	3,000
Glen M. Johnson, Senior Vice President and Chief Financial Officer	5,000

Pursuant to the Equity Plan, the exercise price for these options is $151.47 per share, the closing price of the Company’s Class A Common Stock on the New York Stock Exchange on December 29, 2006, the last trading day immediately preceding the date of grant. The options will vest in four equal installments on the first four anniversaries of the date of grant, and shall fully vest upon a change in control of the Company.

Option exercises of the grants described above are intended to be considered “performance-based compensation” exempt from Section 162(m), thus allowing the Company the full federal tax deduction otherwise permitted for such compensation.

Retention Policy

In October 2006, the Compensation Committee adopted a retention policy for all employees, including the NEOs, in connection with the proposed merger with the CME. The purpose of the retention policy is to reinforce and encourage the continued attention and dedication of employees of the Company, to help incentivize such employees, and to reward such employees for their efforts to ensure the Company’s continued performance prior to the merger. Under the retention policy, each NEO is eligible for a retention bonus equal to his 2006 bonus, prorated for each month of employment from January 2007 until the closing of the merger. If the merger does not occur, the retention bonuses will be treated as earned under the 2007 Annual Cash Incentive Plan and paid in early 2008 as part of the overall 2007 cash incentive awards.

Employment Agreements

The CEO and Mr. O’Hara have long-term employment agreements with us. One other NEO has a special severance arrangement. The following is a summary of certain terms of our employment agreements with our CEO and Mr. O’Hara, our Chief Administrative Officer and Chief Strategy Officer. The terms of the employment agreements were the result of negotiations between us and the executive officer.

Bernard W. Dan, President and CEO: In September 2005, we entered into an employment agreement with Mr. Dan that will terminate on December 31, 2009. Under the agreement, Mr. Dan’s base salary was reduced to $800,000 for 2006, although the Company may increase Mr. Dan’s base salary from time to time but may not decrease it. The agreement also provides that Mr. Dan will be entitled to an annual target bonus equal to 100% of base salary, with a range of potential award opportunities from 50% of base salary if threshold performance goals are achieved to 200% of base salary if maximum performance goals are achieved. In addition, the agreement provides that 80% of the potential bonus opportunity is based on achievement of financial goals. While Mr. Dan is employed by CBOT he is required to hold for at least two years 50% of the net (after-tax) shares acquired upon exercise of any options and 50% of the net (after-tax) shares acquired upon vesting of any of the granted shares.

In addition, the agreement and the award documents for equity grants to Mr. Dan provide that Mr. Dan will have accelerated vesting of equity grants upon a change in control. Mr. Dan will also receive a severance payment of one and one-half times his base salary and target bonus upon involuntarily termination without cause or if he terminates his employment for good reason, as defined in the agreement. His severance benefit is two times his base salary and target bonus if any such termination occurs within 12 months of a change in control. Mr. Dan is also entitled to receive group health coverage for himself, his spouse, and dependents for the 12 months after termination of employment and any other benefits to which he is entitled under other employee benefit programs. Finally, the agreement provides Mr. Dan will receive a full tax gross-up for any excise tax he shall incur at a change in control due to the application of Code section 4999, provided, however, that no additional payment shall be made in the event that a reduction of 10% or less in the payments taken into account for such purposes of Code section 4999 would result in the avoidance of the excise tax.

Kevin J.P. O’Hara, Chief Administrative Officer and Chief Strategy Officer: The Company entered into an employment agreement with Mr. O’Hara which became effective in May of 2006, pursuant to which Mr. O’Hara’s base salary was established at $600,000 for 2006. Under the terms of the agreement, Mr. O’Hara will be entitled to an annual target bonus equal to 100% of base salary, with a range of potential award opportunities from 50% of base salary if threshold performance goals are achieved to 200% of base salary if maximum performance goals are achieved. At his date of hire and as discussed above under “Long-Term Incentives,” Mr. O’Hara received a grant of options to purchase 5,000 shares of Class A common stock and 15,000 shares of restricted stock, each of which will vest in equal annual installments over four years beginning on the first anniversary of the date of grant.

In addition, the award documents for equity grants to Mr. O’Hara provide that Mr. O’Hara will have accelerated vesting of equity grants upon a change in control. While Mr. O’Hara is employed by CBOT he is required to hold for at least two years 50% of the net (after-tax) shares acquired upon exercise of any options and 50% of the net (after-tax) shares acquired upon vesting of any of the granted shares.

Mr. O’Hara will also receive a severance payment of one and one-half times his base salary and target bonus upon involuntarily termination without cause or if he terminates his employment for good reason, as defined in the agreement. His severance benefit is two times his base salary and target bonus if any such termination occurs within 12 months of a change in control. Finally, the agreement provides Mr. O’Hara will receive a full tax gross-up for any excise tax he shall incur at a change in control due to the application of Code section 4999, provided, however, that no additional payment shall be made in the event that a reduction of 10% or less in the payments taken into account for such purposes of Code section 4999 would result in the avoidance of the excise tax.

Other NEO agreement: We have entered into a severance agreement with Christopher Malo pursuant to which he would be entitled to one year of current annual salary plus payments of 12 months of COBRA benefits if his employment were terminated, other than for cause, as a result of a change in control or any other development.

Perquisites and Other Executive Benefits

The Company does not provide significant perquisites or other personal benefits to its executive officers. The perquisites that are provided have a modest cost and generally consist of parking and medical reimbursement insurance. Messrs. Dan and O’Hara also are entitled to reimbursement for professional service fees.

Retirement Benefits and Deferred Compensation

Retirement Benefits. Substantially all employees, including the NEOs other than Mr. O’Hara, are eligible to participate in the Company’s tax-qualified pension plan upon completion of one year of service and attaining age 21. The plan provides a benefit equal to 50% of “final average monthly compensation” less 50% of the primary Social Security benefit payable at age 65, with a pro-rata reduction for less than 25 years of service. Final average monthly compensation is the monthly average of the 60 consecutive months’ compensation out of the last ten years that give the highest average. Compensation includes base pay, bonus, commission, overtime, 401(k) deferrals, and Code Section 125 deferrals, and is further subject to the Code pay limit ($220,000 for 2006).

Participants become 100% vested after completion of five years of service. The benefit is payable as a life annuity commencing at the plan’s normal retirement date, which is the first of the month coincident with or next following the attainment of age 65. Other optional forms of payment are available including a lump sum payment. Participants are eligible for early retirement upon attaining age 55 and completing ten years of service.

Employees such as Mr. O’Hara who were hired after December 31, 2005, are not eligible to participate in the pension plan. Instead, they are eligible, after one year of service, to participate in the Company’s Funded Investment Retirement Savings Tool (FIRST) plan. No contributions under FIRST were made on behalf of any NEO during 2006.

We also maintain a tax-qualified 401(k) defined contribution retirement plan, also covering substantially all employees, including the NEOs. The company will match $1 for $1 an employee’s contributions, capped at 4% of salary. The matching contributions vest over a three year period, 25% after the first year, 50% after the second year, and 100% after the third year. Both the company and employee contributions are subject to investment elections made by the employee.

Each of the NEOs, as well as other officers, whose benefits under the 401(k) plan are limited by certain Code sections, are compensated at year end for lost benefits and lost tax deferrals (including lost deferrals on employee contributions that were so limited). These year-end payments are intended to make up for the reduction in 401(k) benefits payable to those individuals because of the limitations imposed under the Code. Such amounts for each of the NEOs appear in the Summary Compensation Table in the All Other Compensation column.

Severance Pay and Change in Control Arrangements

We believe that the at-will employment status of our employees affords us the necessary flexibility to remove employees when appropriate under the circumstances. However, in order to retain and attract highly-qualified executives who may otherwise desire the protection of a long-term employment contract, we offer specified severance benefits under our severance policy. In addition, in connection with our proposed merger with the CME, the Compensation Committee adopted an enhanced severance program covering all employees, including NEOs that do not have a contractual severance arrangement with us.

Under the enhanced severance policy, each NEO, other than Messrs. Dan, O’Hara and Malo whose severance benefits are discussed above, is eligible for a severance benefit of 12 months’ salary, payment of COBRA benefits for four months, and outplacement services. The enhanced severance benefits would become payable in accordance with the policy in the event (1) the employee is terminated as a result of the merger within two years after the closing date of the merger or (2) the employee’s base salary is reduced within two years after the closing date of the merger and the employee elects to terminate their employment within 10 days after the effective date of the salary reduction.

In addition, Mr. Johnson also qualifies for a special “Extended Frozen Sick Leave” benefit, which would pay him an additional amount upon termination of employment of approximately $140,000. As detailed above, each NEO will have accelerated vesting of equity grants upon change in control pursuant to the Equity Plan.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the 2007 Annual Report on Form 10-K for filing with the SEC.

The Compensation Committee:

John E. Callahan

     Chairman

James E. Cashman

Mark E. Cermak

James A. Donaldson

James P. McMillin

Michael D. Walter

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our NEOs for fiscal year 2006:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Accounting Value of Option Awards That Vested in 2006(3) ($) (f)	Non-Equity Incentive Plan Compen- sation(4) ($) (g)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(5) ($) (h)	All Other Compen- sation(6) ($) (i)	Total ($) (j)
Bernard W. Dan President and Chief Executive Officer	2006	800,000	320,000	577,083	296,281	1,280,000	11,504	148,107	3,432,975
Glen M. Johnson Senior Vice President and Chief Financial Officer	2006	300,000	75,000	—	168,512	225,000	35,603	19,899	824,014
Bryan T. Durkin Executive Vice President and Chief Operations Officer	2006	425,000	106,250	—	198,512	318,750	4,918	55,051	1,108,481
Kevin J.P. O’Hara Chief Administrative Officer /Chief Strategy Officer	2006	388,846	—	245,439	36,603	900,000	—	29,288	1,600,176
Christopher Malo Executive Vice President of Marketing, Sales and Business Development	2006	375,000	93,750	—	158,512	281,250	50,367	39,094	997,973

(1)	Bonus amounts represent the individual performance component of the Annual Cash Incentive Award as described in the Compensation Discussion and Analysis.
(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 for outstanding restricted stock awards in accordance with FAS 123R. There were no forfeitures of restricted stock awards by our NEOs during fiscal year 2006.
(3)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 for outstanding stock options in accordance with FAS 123R. The assumptions made in the valuation are those set forth in Note 6 to the consolidated financial statements contained in the 2006 annual report on Form 10-K. There were no forfeitures of stock options by our NEOs during fiscal year 2006.
(4)	Amounts represent the company-based performance component of the Annual Cash Incentive Award as described in the Compensation Discussion and Analysis.
(5)	Reports the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under the Pension Plan.
(6)	All other compensation for fiscal year 2006 was as follows:

Name	401K Match ($)	Excess 401K ($)	Execucare ($)	Parking ($)	Contract Provision ($)	Group Life ($)	Total ($)
Bernard W. Dan	—	118,304	12,054	7,361	8,678	1,710	148,107
Glen M. Johnson	—	8,543	8,518	—	—	2,838	19,899
Bryan T. Durkin	5,000	17,327	24,931	6,083	—	1,710	55,051
Kevin J.P. O’Hara	2,000	13,674		—	12,931	683	29,288
Christopher Malo	—	30,296	6,866	—	—	1,932	39,094

401(k) Match. See the Retirement Benefits and Deferred Compensation section of the Compensation Discussion and Analysis.

Excess 401(k). See the Retirement Benefits and Deferred Compensation section of the Compensation Discussion and Analysis.

Execucare. Medical reimbursement insurance provided for the NEOs, including an income tax gross-up.

Parking. Messrs. Dan and Durkin each receive as a perquisite free parking. This benefit is imputed income to them, and each receives an income tax gross-up thereon.

Contract Provision. CBOT will reimburse Messrs. Dan and O’Hara for reasonable legal and other professional services expenses incurred by the Executive as a result of negotiating and documenting the Executive’s employment. Messrs. Dan and O’Hare received this reimbursement due to contract negotiations.

Group Term Life. CBOT pays the group term life insurance premium for the NEOs up to a maximum of $1,000,000. The amount listed here is the taxable income to the executive which is based on the rates in the IRS premium table.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning non-equity incentive plan awards made in January 2007 for 2006 performance and equity incentive plan awards granted in January 2006 to our NEOs, except for Mr. O’Hara’s which were granted in May 2006:

Name (a)	Equity Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options(4) (#) (j)	Exercise or Base Price of Option Awards(5) ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(6) ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Bernard W. Dan(1)	1/24/06	320,000	640,000	1,280,000	—	—	—	10,000			921,250
Glen M. Johnson(2)	1/3/06	56,250	112,500	225,000	—	—	—		5,000	93.76	215,750
Bryan T. Durkin(2)	1/3/06	79,688	159,375	318,750	—	—	—		8,000	93.76	345,200
Kevin J.P. O’Hara(1)	5/8/06 5/8/06	225,000	450,000	900,000	—	—	—	15,000	5,000	102.09	1,516,875 239,150
Christopher Malo(2)	1/3/06	70,313	140,625	281,250	—	—	—		4,000	93.76	172,600

(1)	Non-equity incentive threshold, target and maximum values for Mr. Dan and Mr. O’Hara are determined by their respective employment agreements. For 2006, the company-based performance incentive was based on pre-tax cash earnings. The actual amount of each NEO’s company-based performance portion of the 2006 Award is set forth in column (g) of the Summary Compensation Table.
(2)	Non-equity incentive threshold, target and maximum values are set forth in the 2006 Annual CBOT Cash Incentive Award Plan. For 2006, the company-based performance incentive was based on pre-tax cash earnings. The actual amount of each NEO’s company-based performance portion of the 2006 Award is set forth in column (g) of the Summary Compensation Table.
(3)	Restricted shares granted to Mr. Dan vest in equal installments over a three year period, starting with one-third on December 31, 2006, one third December 31, 2007, and one-third on December 31, 2008. The restricted shares for Mr. O’Hara, which were granted in conjunction with his employment agreement which became effective in May 2006, vest in equal installments over four years beginning on the first anniversary of the date of grant.
(4)	The options vest equally each year over four years beginning on the first anniversary of the date of grant.
(5)	Pursuant to the terms of the 2005 Long-Term Equity Incentive Plan, options are granted with an exercise price equal to the closing market price per common share on the trading day immediately preceding the grant date. The closing market price on the grant date is shown in column (k) in the above table.
(6)	Represents the grant date fair value of each such equity award computed in accordance with FAS 123R. There were no forfeitures of any equity awards by our NEOs during fiscal year 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards held by our NEOs at fiscal year end 2006:

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($) (j)
Bernard W. Dan	50,000 12,500	37,500		54.00 54.00	10/19/2015 10/19/2015	20,000 6,667	$ $	3,029,400 1,009,850
Glen M. Johnson	5,000	15,000 5,000		54.00 93.76	10/19/2015 01/03/2016
Bryan T. Durkin	5,000	15,000 8,000		54.00 93.76	10/19/2015 01/03/2016
Kevin J.P. O’Hara		5,000		102.09	05/08/2016	15,000		$2,272,050
Christopher Malo	5,000	15,000 4,000		54.00 93.76	10/19/2015 01/03/2016

(1)	Stock option grants in column (c) vest ratably over a four year period, one fourth at each anniversary of the date of grant.
(2)	Restricted stock awards of 20,000 shares granted to Mr. Dan on October 19, 2005, vest over a four year period; 50% on the second anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. Restricted stock awards of 15,000 shares granted to Mr. O’Hara on May 8, 2006 vest ratably over a four year period, one-fourth at each anniversary of the grant date. The other restricted stock award granted to Mr. Dan on January 24, 2006, vests ratably over a three year period, starting with one-third on December 31, 2006, one-third at December 31, 2007, and one-third at December 31, 2008.
(3)	Valued using a stock price of $151.47 per share, which was the closing price of one share of our common stock on December 29, 2006 (the last trading day of fiscal year 2006).

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning each exercise of stock options and each vesting of stock, including restricted stock, for our NEOs during fiscal year 2006:

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Bernard W. Dan	—	—	3,333	506,366
Glen M. Johnson	—	—	—	—
Bryan T. Durkin	—	—	—	—
Kevin J.P. O’Hara	—	—	—	—
Christopher Malo	—	—	—	—

(1)	None of our NEOs exercised options in 2006.
(2)	One-third of Mr. Dan’s 10,000 restricted share granted on January 24, 2006 vested on December 31, 2006.
(3)	For stock awards, the value realized on vesting is calculated using the average of the high and low sale prices on the date of vesting.

PENSION BENEFITS

The following table describes pension benefits to our NEOs at fiscal year end 2006:

Name (a)	Plan Name (b)	Numbers of Years Credited Service (#) (c)	Present Value of Accumulated Service ($) (d)	Payments During Last Fiscal Year ($) (e)
Bernard W. Dan	Employees’ Pension Plan	5	84,359	—
Glen M. Johnson	Employees’ Pension Plan	29	568,719	—
Bryan T. Durkin	Employees’ Pension Plan	24	196,359	—
Kevin J.P. O’Hara	Employees’ Pension Plan	—	—	—
Christopher Malo	Employees’ Pension Plan	2	50,367	—

Substantially all employees, including the NEOs, are eligible to participate in the Company’s qualified pension plan upon completion of one year of service and attaining age 21. The plan provides a benefit equal to 50% of Final Average Monthly Compensation less 50% of the Primary Social Security Benefit payable at age 65, with a pro-rata reduction for less than 25 years of service. Final Average Monthly Compensation is the monthly average of the 60 consecutive months’ compensation out of the last ten years that give the highest average. Compensation includes base pay, bonus, commission, overtime, 401(k) deferrals and Section 125 deferrals, and is further subject to the IRS qualified plan pay limit ($220,000 for 2006). Participants become 100% vested after completion of five years of service.

The benefit is payable as a life annuity commencing at the plan’s Normal Retirement Date, which is the first month coincident with or next following the attainment of age 65. Other optional forms of payment are available including a lump sum payment. Participants are eligible for early retirement upon attaining age 55 and completing ten years of service. Participants opting for early retirement are eligible for immediate commencement of their benefit, reduced 5% a year for commencements prior to their Normal Retirement Date. Participants separating from service after earning a non-forfeitable right to a benefit but prior to becoming eligible for early retirement may commence benefits early, however there is an actuarial equivalent reduction applied.

In addition to the formula benefit described above, participants who retire after becoming eligible for early retirement but prior to their Normal Retirement Date are entitled to receive a Medicare Supplement beginning at age 65. The benefit amount is equal to the premium payable under Medicare Part B of the Social Security Act ($88.50 for 2006).

The figures shown in the Pension Benefit Table represent the present value as of December 31, 2006 of the benefit earned under the pension plan as of that date. Present values were determined based on the following assumptions:

•	Although future compensation and service are not factored into the calculation of the accrued benefit, each NEO is assumed to continue in active service until his Normal Retirement Date.

•	There is a 90% chance of the NEO electing a lump sum payment and 10% chance he elects an annuity payment.

•	The Medicare Supplement is assumed to increase 5% per annum.

•

The discount rate and mortality assumptions used to value the plan for GAAP FAS 87/132/158 disclosure purposes as of December 31, 2006. Specifically, the discount rate of 6.00% per annum, the RP-2000 Mortality Table (post-retirement only) for annuity payments, and the Rev. Rul. 2001-62 Mortality Table (post-retirement only) for lump sum payments were used.

ESTIMATED TERMINATION PAYMENTS AND BENEFITS

Upon the termination of a NEO, such person may be entitled to payments or the provision of other benefits, depending on the event triggering the termination. The events that would trigger a NEO’s entitlement to payments or other benefits upon termination, and the value of the estimated payments and benefits are described in the following table, assuming a termination date and, where applicable, a change in control date of December 31, 2006, and a stock price of $151.47 per share, which was the closing price of one share of our common stock on December 29, 2006 (the last trading day of fiscal year 2006):

	Bernard Dan	Glen Johnson	Bryan Durkin	Kevin O’Hara	Christopher Malo
Voluntary Resignation	$—	$—	$—	$—	$—
Involuntary Termination for Cause	$—	$—	$—	$—	$—
Involuntary Termination Without Cause	$7,368,267	$—	$—	$3,066,441	$381,966
Involuntary Termination without Cause within 1 year of a Change in Control	$13,026,506	$2,215,184	$2,380,132	$6,199,029	$2,096,896
Death or Disability	$7,694,325	$—	$—	$2,518,950	$—
Retirement	$—	$710,050	$—	$—	$—

Voluntary Resignation and Involuntary Termination for Cause

In the event of voluntary resignation and involuntary termination for cause, the NEOs are not entitled to any enhanced or further benefits from the Company.

Payments Made Upon Involuntary Termination Without Cause or Termination by the Executive For Good Reason

In the event of involuntary termination, without cause, or termination by the executive for good reason, Messrs. Dan and O’Hara are entitled to receive (1) severance in an amount equal to 1.5 times the executive’s current base salary and target annual bonus, (2) health and welfare benefit continuation for a period of 12 months, and (3) any unvested restricted stock and stock options that would have otherwise vested within 24 months shall become fully vested.

In the event of involuntary termination, without cause, Mr. Malo is entitled to receive severance in an amount equal to one times his current base salary, and health and welfare benefit continuation for a period of 12 months.

The other NEOs are employees at will and, except in the case of a termination following a change in control, are not entitled to any severance benefits upon involuntary termination or termination by the executive for good reason.

Payments Made Upon Termination Following a Change in Control

As described in the “Compensation Discussion and Analysis—Employment Agreements”, we have entered into employment agreements with Mr. Dan and Mr. O’Hara that, in the event of a termination following a change in control, provide for (1) severance in an amount equal to two times the executive’s current base salary and target annual bonus, (2) health and welfare benefit continuation for a period of 12 months, and (3) the immediate vesting of any unvested restricted stock and stock options. Mr. Dan and Mr. O’Hara are also entitled to an excise tax gross-up to cover excise taxes unless a reduction of 10% or less in the payments to be made in connection with such change in control would result in the avoidance of the excise tax. A reduction in change in control payments for Mr. Dan and Mr. O’Hara of 10% or less would not avoid the excise taxes.

We have also entered into change in control agreement with Mr. Malo. If a termination were to occur within one year of a change in control, Mr. Malo is entitled to receive severance in an amount equal to one times his current base salary, and health and welfare benefit continuation for a period of 12 months.

Mr. Durkin and Mr. Johnson have severance arrangements that provide for (1) 12 weeks of base pay, plus 2 weeks of base pay for each full year of service, up to a maximum of 52 weeks, (2) health and welfare benefit continuation for a period of 4 months, and (3) outplacement services. Mr. Johnson would also be entitled to a payment under CBOT’s frozen sick leave bank. Based on service and tenure, both Mr. Durkin and Mr. Johnson would receive the maximum severance of 52 weeks should a terminating event occur.

Payments Made Upon Death or Disability

In the event of death or disability, Messrs. Dan and O’Hara, or their respective spouses or dependents, are entitled to receive (1) severance in an amount equal to one times the executive’s current base salary, (2) a pro-rata performance bonus for the year of termination (calculated as if target performance levels for the year had been achieved), (3) health and welfare benefit continuation for a period of 12 months, and (4) the immediate vesting of any unvested restricted stock or stock options.

The other NEOs are employees at will and, except in the case of a termination following a change in control, they or their spouses or dependents are not entitled to any severance benefits upon death or disability.

Payments Made Upon Retirement

Under the Chicago Board of Trade Employees’ Pension Plan, retirement eligible executives are entitled to a lump-sum payment upon retirement or annuity payments. The pension benefit shown in the table above for Messrs. Dan, Durkin and Johnson assumes retirement benefits are payable in a lump-sum at December 31, 2006.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our directors (other than the Chairman of the Board and directors who are employees of CBOT Holdings) and special board adviser each receive annual compensation comprised of the following: (1) $30,000 annual retainer, paid in equal monthly installments of $2,500; (2) a Class A stock award under our 2005 Long-Term Equity Incentive Plan for a number of shares equal to approximately $30,000 divided by the fair market value of our common stock on the date of grant; and (3) a meeting attendance fee of $1,500 for each board and committee meeting attended. In addition, the chairpersons of our audit, compensation and nominating committees receive additional fees of $20,000, $10,000 and $10,000 respectively. Also, any director who is the chair of a temporary committee of the board of directors that is asked to perform extraordinary tasks on a short-term basis is entitled to additional directors’ fees in the amount of $5,000 for each month in which he or she serves as the chair of such committee. All of our directors also receive reimbursement of travel expenses in connection with board and committee meeting attendance.

Compensation for our Chairman of the Board is comprised of a $500,000 annual retainer, paid in equal monthly installments of $41,667, and a Class A stock award for a number of shares equal to approximately $250,000 divided by the fair market value of our common stock on the date of grant. All director stock awards are fully vested on the date of grant.

Any Director (including the Chairman of the Board) who is issued Common Stock during the time such Director is a member of the Board of Directors of the Company is required to own at least 50% of the number of net shares granted to him or her under the Director’s Compensation Policy. “Net shares” mean the number of shares granted less the number of shares sold or withheld to pay taxes

DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation of our non-employee directors and special advisors for fiscal year 2006:

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Peter F. Borish(3)	49,500	29,993	—	—	—	—	79,493
John E. Callahan	85,546	29,993	—	—	—	—	115,539
Charles P. Carey	500,000	250,002	—	—	—	—	750,002
James E. Cashman	69,000	29,993	—	—	—	—	98,993
Mark E. Cermak	95,000	29,993	—	—	—	—	124,993
Jackie Clegg	187,443	29,993	—	—	—	—	217,436
Brent M. Coan	58,500	29,993	—	—	—	—	88,493
Robert F. Corvino	78,000	29,993	—	—	—	—	107,993
James A. Donaldson	69,000	29,993	—	—	—	—	98,993
Larry G. Gerdes	164,921	29,993	—	—	—	—	194,914
James P. McMillin	153,500	29,993	—	—	—	—	183,493
Nickolas Neubauer	48,437	—	—	—	—	—	48,437
Joseph Niciforo	52,839	29,993	—	—	—	—	82,832
C.C. Odom, II	117,665	29,993	—	—	—	—	147,658
M.B. Oglesby, Jr.	31,161	—	—	—	—	—	31,161
John L. Pietrzak	49,839	29,993	—	—	—	—	79,832
Frank S. Serrino	17,661	—	—	—	—	—	17,661
Christopher Stewart	40,839	29,993	—	—	—	—	70,832
Michael D. Walter	94,500	29,993	—	—	—	—	124,493
Charles M. Wolin	70,500	29,993	—	—	—	—	100,493

(1)	Fees earned include the annual cash retainer, as well as meeting and other fees. Under the Director Compensation Policy, the Chairman of the Board is entitled to an annual fee of $500,000 while other members of the Board are entitled to a $30,000 annual retainer. In addition, Directors (other than the Chairman of the Board and Directors who are also employees of the Corporation) are entitled meeting fees of $1,500 per meeting for both Board and Committee meetings.
(2)	Represents the value of 2,584 shares for the Chairman of the Board and 310 shares for each or our 15 non-employee directors and special advisor granted on May 2, 2006, based on the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006 in accordance with FAS 123R. The grant date fair value of the equity awards computed in accordance with FAS 123R was $250,002 for the Chairman of the Board and $29,993 for the other directors. All stock awards are fully vested at the time of grant.
(3)	Mr. Borish is a special advisor to the Company and is compensated in the same manner as non-employee directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table shows, as of March 13, 2007 unless otherwise noted, the amount of common stock beneficially owned by (1) each person known to us to beneficially own more than 5% of our Class A common stock, (2) our directors, (3) each named executive officer discussed in the Compensation Discussion and Analysis section above, and (4) all directors and executive officers as a group. In general, “beneficial ownership” includes those shares over which a person has the power to vote, or the power to dispose of, and stock options that are currently exercisable or will become exercisable within 60 days of March 13, 2007. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Series A-3 shares are scheduled to convert to unrestricted shares of Class A common stock on April 17, 2007.

	Beneficial Ownership by Class or Series			Aggregate Beneficial Ownership
Beneficial Owner	Number of Shares	Class or Series	Percent of Class or Series	Total Shares	Percent of Class A Common Stock
5% Stockholders:
Caledonia (Private) Investments Pty Limited(1)	1,058,232	A-3	6%
	2,121,730	Class A	6%
				3,179,962	6%

Directors, Nominees and Executive Officers:
Charles P. Carey(2)	9,112	A-3	*
	23,610	Class A	*
				32,722	*
Robert F. Corvino(3)	9,112	A-3	*
	18,860	Class A	*
				27,972	*
John E. Callahan	9,112	A-3	*
	18,860	Class A	*
				27,972	*
James E. Cashman	9,112	A-3	*
	18,860	Class A	*
				27,972	*
Mark E. Cermak(4)	9,112	A-3	*
	18,910	Class A	*
				28,022	*
Jackie Clegg	—	A-3	—
	1,184	Class A	*
				1,184	*
Brent M. Coan	9,112	A-3	*
	18,860	Class A	*
				27,972	*
James A. Donaldson	9,112	A-3	*
	18,860	Class A	*
				27,972	*
Larry G. Gerdes	—	A-3	—
	1,184	Class A	*
				1,184	*

	Beneficial Ownership by Class or Series			Aggregate Beneficial Ownership
Beneficial Owner	Number of Shares	Class or Series	Percent of Class or Series	Total Shares	Percent of Class A Common Stock
James P. McMillin	3,333	A-3	*
	7,301	Class A	*
				10,634	*
Joseph Niciforo	9,112	A-3	*
	18,536	Class A	*
				27,648	*
C.C. Odom, II	9,112	A-3	*
	18,860	Class A	*
				27,972	*
John L. Pietrzak(5)	18,224	A-3	*
	36,762	Class A	*
				54,986	*
Christopher Stewart(6)	—	A-3	—
	123,262	Class A	*
				123,262	*
Michael D. Walter	—	A-3	—
	634	Class A	*
				634	*
Charles M. Wolin	3,333	A-3	*
	7,301	Class A	*
				10,634	*
Bernard W. Dan(7)	—	A-3	—
	92,600	Class A	*
				92,600	*
Glen M. Johnson(8)	—	A-3	—
	6,250	Class A	*
				6,250	*
Bryan T. Durkin(9)	—	A-3	—
	7,000	Class A	*
				7,000	*
Kevin J. P. O’Hara(10)	—	A-3	—
	16,250	Class A	*
				16,250	*
Christopher Malo(11)	—	A-3	—
	6,000	Class A	*
				6,000	*
Directors and Executive Officers as a group (22 persons)(12)	106,898	A-3	1%
	486,194	Class A	1%
				593,092	1%

*	Less than 1% when rounded
(1)

Based on information derived from our records and a Schedule 13G filed by Caledonia (Private) Investments Pty Limited with the SEC on February 14, 2006 in which Caledonia reported shared voting power with respect to all 3,179,962 shares and no dispositive power. Excludes 262,028 shares of Class A common stock held by certain affiliates of Caledonia with respect to which Caledonia has no voting or dispositive power. According to the Schedule 13G, Caledonia is an investment advisor in Australia and the shares shown as beneficially owned by Caledonia are owned by its clients, who retain the economic interest in the shares. Caledonia also reports in the Schedule 13G that no individual client beneficially owns 5% or more of the Class A common stock. The business address of Caledonia is Level 21, Gold Fields House, 1 Alfred Street, Sydney, NSW 2000, Australia.

(2)	Includes 17,338 shares that are subject to a pledge agreement with DuPage National Bank and Man Financial, Inc.
(3)	Includes 27,338 shares that are subject to a pledge agreement with Man Financial, Inc.
(4)	Includes 50 Class A shares held in the name of Mr. Cermak’s spouse. Mr. Cermak disclaims beneficial ownership in the shares owned in his spouse’s name.
(5)	Includes 9,112 Series A-3 shares and 18,226 Class A shares held by the John L. Pietrzak Trust.
(6)	Includes 122,952 Class A shares held by Gelber Group LLP and its affiliates as to which Mr. Stewart has shared voting and dispositive power.
(7)	Includes options to purchase 62,500 shares that are currently exercisable or will become exercisable within 60 days of March 13, 2007. Also includes 20,000 shares of restricted stock that vest in two equal installments on October 24 in 2007 and 2009, and 6,667 shares of restricted stock that vest in two approximately equal installments on December 31 in 2007 and 2008.
(8)	Includes options to purchase 6,250 shares that are currently exercisable or will become exercisable within 60 days of March 13, 2007.
(9)	Includes options to purchase 7,000 shares that are currently exercisable or will become exercisable within 60 days of March 13, 2007.
(10)	Includes options to purchase 1,250 shares that are currently exercisable or will become exercisable within 60 days of March 13, 2007. Also includes 15,000 shares of restricted stock that vest in four equal installments on May 8 in 2007, 2008, 2009 and 2010.
(11)	Includes options to purchase 6,000 shares that are currently exercisable or will become exercisable within 60 days of March 13, 2007.
(12)	Includes options to purchase 89,250 shares that are currently exercisable or will become exercisable within 60 days of March 13, 2007. Also includes 41,667 shares of restricted stock that vest as discussed in footnote (7) and footnote (10).

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE 2007 FISCAL YEAR

As required by Section 301 of the Sarbanes-Oxley Act of 2002 and the listing standards of the NYSE, our audit committee is comprised solely of directors who are “independent” under the requirements of the SEC and the NYSE and is directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm. The audit committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Deloitte & Touche served as our independent registered public accounting firm for the fiscal year ended December 31, 2006. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, to be available to respond to appropriate questions and to make a statement if they so desire. Although we are not required to seek stockholder approval of this appointment, we believe it to be sound corporate governance to do so. If the appointment of Deloitte & Touche LLP is not ratified by our stockholders, our audit committee will investigate the reasons for stockholder rejection and will consider appointing a different independent registered public accounting firm.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

Audit Committee

The audit committee is appointed by the board to assist the board in overseeing the integrity of our financial statements and financial reporting processes, external auditor’s engagement, independence and performance, internal audit, accounting and control functions with regards to financial reporting and compliance with legal and regulatory requirements. The audit committee consists of five independent directors as defined in the listing standards of the NYSE and SEC rules and regulations. Its duties and responsibilities are set forth in the audit committee charter adopted by our board of directors. The board of directors has determined that Jackie Clegg and Larry Gerdes meet the SEC’s definition of audit committee financial expert.

The audit committee, during the course of each fiscal year, devotes the attention that it deems necessary and appropriate to each of the matters assigned to it under the audit committee charter. To carry out its responsibilities, the audit committee met 11 times during 2006 and three times during 2007 in regards to the audits of the financial statements and internal control over financial reporting of CBOT Holdings for 2006.

Among other responsibilities, the audit committee, to the extent it deems necessary or appropriate, reviews and discusses with the external auditors and/or management:

•

the annual audited financial statements and quarterly financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations, and recommend to the board whether the financial statements should be included in any report to stockholders, or in reports and registration statements filed with the SEC;

•	any relevant reports of financial information submitted by us to any governmental body, including the CFTC, to third parties, or to the public;

•

our press releases and other announcements, including the use of pro forma or adjusted non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies;

•

the matters required to be discussed by SAS No. 61 relating to the conduct of the audit, including critical accounting policies used, significant adjustments or estimates employed, any difficulties encountered in the course of the audit, any restrictions on the scope of activities or on access to requested information and any significant disagreements with management;

•

significant financial reporting issues and judgments in connection with the preparation of our financial statements, including any significant changes in the selection or application of accounting principles, all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditor and any other material written communications between the external auditor and management;

•

to the extent applicable, disclosures made to the audit committee by the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer during their certification process about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have significant role in our internal controls; and

•	the policies in existence with respect to financial risk assessment and risk management.

The audit committee has adopted policies and procedures for pre-approving all services (audit and non-audit) performed by our independent registered public accounting firm. In accordance with such policies and procedures, the audit committee is required to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services is in accordance with the rules and regulations of the SEC and does not impair the registered public accounting firm’s independence. Under the policy, pre-approval is generally provided up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget.

In addition, the audit committee may pre-approve additional services on a case-by-case basis. The chairman must report any decisions to the audit committee at its next scheduled meeting. During the course of the year, our Senior Vice President and Chief Financial Officer will provide the audit committee with periodic reports of audit and non-audit services provided and expected to be provided by the independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The board of directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The audit committee’s purpose is to assist the board of directors in fulfilling its responsibilities by overseeing the Company’s accounting and financial reporting processes, the audits of the Company’s consolidated financial statements and internal control over financial reporting, the qualifications of the independent registered public accounting firm engaged as the Company’s independent auditor, and the performance of the Company’s internal auditors and independent registered public accounting firm.

The audit committee relies on the expertise and knowledge of management, the internal auditors and the independent registered public accounting firm in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal control. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with GAAP.

In this context, the audit committee reports as follows with respect to the Company’s audited financial statements for the year ended December 31, 2006:

The audit committee has reviewed and discussed the Company’s audited financial statements and the related report of the independent registered public accounting firm with the Company’s management, and with the Company’s independent registered public accounting firm with and without management present.

The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), including those relating to the independent registered public accounting firm’s judgment about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting, the reasonableness of significant judgments and the clarity of financial statement disclosures.

The audit committee has discussed with the independent registered public accounting firm their independence from the Company and its management, as well as the matters in the written disclosures received from them in accordance with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee has received a letter from the Company’s independent registered public accounting firm confirming their independence and has discussed the letter with them. In addition, the audit committee has considered the non-audit services provided by the independent registered public accounting firm and concluded that such services are compatible with maintenance of the independent registered public accounting firm’s independence.

The audit committee has reviewed with the independent registered public accounting firm its audit plans, audit scope and identification of audit risks. The audit committee periodically met with the independent registered public accounting firm, with and without management present, to discuss their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. It also met periodically to discuss such matters in executive session.

Based on the foregoing, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC. The audit committee also selected Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2007. The board is recommending that stockholders ratify that selection at the Annual Meeting.

The Audit Committee:

Jackie Clegg, Chairman

Larry Gerdes

C.C. Odom, II

John L. Pietrzak

Michael D. Walter

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees paid to Deloitte & Touche for each of the last two fiscal years are listed in the following table.

Year Ended December 31	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2006	$993,325	$44,000	$142,372	$226,005
2005	$695,800	$137,453	$97,865	$—

Audit fees include fees for professional services rendered for the audits of our annual financial statements and internal controls over financial reporting in accordance with PCAOB standards, review of our financial statements included in our Quarterly Reports on Form 10-Q and for other services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including services provided in connection with our merger agreement in October 2006, demutualization in April 2005 and our initial public offering in October 2005.

Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements, other than those services described under “Audit Fees.” These fees in 2006 primarily relate to audits of our employee benefit plans. These fees in 2005 were primarily for services in connection with preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and for audits of our employee benefit plans.

Tax fees consist of services performed by Deloitte Tax LLP, except those related to the audit, and include fees for tax compliance, tax planning and tax advice. In 2006, $91,475 of our tax fees were for tax compliance and preparation of tax returns.

All other fees primarily relate to due diligence services performed by Deloitte & Touche LLP relating to the proposed merger transaction with the Chicago Mercantile Exchange.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the registered public accounting firm’s independence. All of the services described above were pre-approved by the audit committee in accordance with the audit committee’s pre-approval policies described above and its charter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is an executive officer or employee of CBOT Holdings or the CBOT. None of our executive officers serves as a current member of our board of directors, except for Mr. Dan, or compensation committee of any entity that has one or more executive officers serving on our compensation committee.

CERTAIN BUSINESS RELATIONSHIPS

Our board of directors includes 13 directors that are members of the CBOT. Many of the CBOT members derive a substantial portion of their income from their trading or clearing activities on or through the CBOT. In addition, trading privileges on the CBOT have substantial independent value. The amount of income that members of the CBOT derive from their trading or clearing activities and the value of their memberships in the CBOT are in part dependent on the fees they are charged to trade, clear and access our markets and the rules and structure of our markets. CBOT members, many of whom act as floor brokers and floor traders, benefit from trading rules, membership privileges and fee discounts that enhance their open-auction trading opportunities and profits. CBOT members pay fees, which may be substantial, either directly or indirectly, to our exchange in connection with the services we provide. We believe the payments made by our directors that are CBOT members are on terms no more favorable than terms given to unaffiliated persons. Transactions involving potential conflicts of interest are subject to our Code of Conduct and our Conflict of Interest Policy, as described under “Corporate Governance.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of the forms we have received during fiscal year 2006, all of our officers and directors complied with their Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Deadline for Inclusion in Our Proxy Statement

Proposals that stockholders would like us to consider including in our proxy materials for presentation at our 2008 Annual Meeting of Stockholders must be received by our Secretary by November 30, 2007. In addition, if you obtain a written petition for a nominee for election to our board of directors that is signed by 40 stockholders of CBOT Holdings that are also Series B-1 (Full) members, we will use commercially reasonable efforts to include your nominee in our proxy materials for our 2008 Annual Meeting of Stockholders but only if we receive the petition and the information required by our bylaws during the period beginning January 29, 2008 and ending March 9, 2008.

Those proposals and petitions should be sent to the Secretary, CBOT Holdings, Inc., 141 West Jackson Boulevard, Suite 600, Chicago, Illinois 60604, and must comply with rules promulgated by the SEC and our bylaws in order to be eligible for inclusion in our proxy materials for our 2008 Annual Meeting of Stockholders.

Deadline for Notice of Other Stockholder Proposals/Director Nominations

Advance notice must be delivered to us of any business proposed to be brought by stockholders before an annual meeting of stockholders, and of any proposed nominees for election as a director at an annual or special meeting of stockholders. For business to be brought before the 2008 Annual Meeting of Stockholders, such advance notice provisions require that stockholders give written notice to the Secretary of CBOT Holdings, Inc. during the period beginning January 29, 2008 and ending March 9, 2008. In each case, the notice must set forth specific information regarding such stockholder and each proposed director nominee or other business proposed by such stockholder, as applicable. The information that needs to be provided is described in our bylaws.

Except as described in the next sentence, stockholders are not permitted to make proposals, or bring other business, at a special meeting of the stockholders. If directors are to be elected at a special meeting of stockholders, stockholders who wish to propose a nominee for election as a director must give written notice to the Secretary of CBOT Holdings, Inc. not later than the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and, if directors are to be elected, of the nominees proposed by our board of directors.

Notices should be sent to the Secretary, CBOT Holdings, Inc., 141 West Jackson Boulevard, Suite 600, Chicago, Illinois 60604, and must comply with our bylaws.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

SEC rules require us to provide an annual report to stockholders who receive this proxy statement. Additional copies of the annual report to stockholders, along with copies of our Annual Report on Form 10-K for our fiscal year ended December 31, 2006 (not including documents incorporated by reference), are available upon written request to Investor Relations, CBOT Holdings, Inc., 141 West Jackson Boulevard, Suite 1101, Chicago, Illinois 60604.

ELECTRONIC DELIVERY OF 2007 PROXY STATEMENT AND OTHER DOCUMENTS

The notice of annual meeting and proxy statement and 2006 annual report are available on our website at www.cbot.com. Instead of receiving paper copies of the annual report, notice and proxy statement in the mail, stockholders can elect to receive these communications electronically via the Internet. For additional information and to sign up, please have your proxy card in hand and access www.investorvote.com to vote using the Internet and when prompted indicate that you agree to receive or access stockholder communications electronically in future years.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of our Class A common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.”

If you received a householding communication, your broker will send one copy of our proxy statement and annual report to your address, unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save us the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote by phone or over the Internet.

You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to ADP-ICS, 51 Mercedes Way, Edgewood, NY 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to the Secretary, CBOT Holdings, Inc., 141 West Jackson Boulevard, Suite 600, Chicago, Illinois 60604, or contact Investor Relations, CBOT Holdings, Inc., 141 West Jackson Boulevard, Suite 1101, Chicago, Illinois 60604.

By Order of the Board of Directors,

Paul J. Draths

Vice President and Secretary

March 29, 2007,

Chicago, Illinois

APPENDIX A

CATEGORICAL INDEPENDENCE STANDARDS

Adopted as of February 21, 2006

A director of who satisfies the independence standards set forth in Section 303A of the New York Stock Exchange’s Listed Company Manual and meets all of the following categorical standards shall be presumed to be “independent”:

•

The director does not (directly or indirectly as a partner, stockholder or officer of another company) provide consulting, legal or financial advisory services to CBOT Holdings, Inc. or any of its subsidiaries (collectively, the “Company”) or the Company’s present or former auditors.

•

Neither the director nor any member of his or her immediate family is a significant holder of the Company’s Class A common stock. For purposes of this categorical standard, a stockholder shall be considered significant if the ownership of shares of Class A common stock is greater than 5% of the total number of outstanding shares of Class A common stock.

•

Neither the director nor any member of his or her immediate family serves as an executive officer or director of a civic or charitable organization that receives significant financial contributions from the Company or any charitable foundation established by the Company. For purposes of this categorical standard, the Board of Directors shall determine whether a financial contribution is considered significant on a case-by-case basis; provided, however, that any contribution of less than $100,000 or 2% of that entity’s total annual charitable receipts and other revenues, whichever is greater, shall be presumed to be insignificant.

In addition, the Board of Directors has determined that a director who acts as a floor broker, floor trader, employee or officer of a futures commission merchant, CBOT clearing member firm or other similarly situated person that intermediates transactions in or otherwise uses CBOT products and services shall be presumed to be “independent” if he or she otherwise satisfies all of the above categorical standards and the independence standards of the New York Stock Exchange and such transactions are made in the ordinary course of business of the Company on terms consistent with those prevailing at the time for corresponding transactions by similarly situated, unrelated third parties.

For purposes of these categorical standards, the term “immediate family member” shall have the meaning given to such term by Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission.

A-1

000004
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000000000.000000 ext             000000000.000000 ext

000000000.000000 ext             000000000.000000 ext

000000000.000000 ext             000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on April 30, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•       Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•       Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Ú	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Charles P. Carey*	☐	☐	02 - John E. Callahan*	☐	☐	03 - James E. Cashman*	☐	☐

04 - James A. Donaldson*	☐	☐	05 - C.C. Odom, II*	☐	☐

* Election to the Company’s Board of Directors for term expiring in 2009.

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.	☐	☐	☐	3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Ú	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	Ú

Proxy — CBOT Holdings, Inc.

141 West Jackson Blvd, Chicago, Illinois 60604

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 1, 2007.

Bernard W. Dan, Kevin J.P. O’Hara, Glen M. Johnson and Paul J. Draths (the “Proxyholders”), and each of them, each with the power of substitution, are hereby appointed as proxy and authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the annual meeting of stockholders of CBOT Holdings, Inc. (the “Company”), to be held on May 1, 2007 at 3:00 p.m., Central Time, at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois, and any adjournments or postponements thereof (the “Annual Meeting”).

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxyholders will vote FOR the nominees listed under proposal 1 on the reverse side and FOR proposal 2. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors’ recommendations, just sign and date on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE